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                                 EXHIBIT 5
                                 ---------

                       December 10, 1996

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

     RE:  Choice Hotels International, Inc.
          Registration Statement on Form S-8

Gentlemen:

          I am General Counsel of Choice Hotels International, Inc. (the "Company") and have acted for the Company in connection with the preparation of the Company's Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended. The Registration Statement covers shares of the Company's Common Stock, $.01 par value, offered under the Company's Nonqualified Retirement Savings & Investment Plan (the "Plan").

          In connection with the rendering of the opinion set forth below, I have reviewed the records of the Company, the minutes of the meetings of the stockholders and directors of the Company and such other records and documents as was necessary in my judgment to so render the following opinion.

          Based on the foregoing, I am of the opinion that:

          1. The Company is a corporation duly incorporated and existing under the laws of the State of Delaware; and

          2. The shares of Common Stock of the Company offered to the holders under the exercise of options under the Plan, have been or will be legally issued, fully paid and nonassessable.

          I hereby consent to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement referred to above.

                                 Very truly yours,

                                 /s/ Edward A. Kubis

                                 Edward A. Kubis
                                 Senior Vice President
                                 and General Counsel